Exhibit 99

221 East Hickory Street
Mankato, Minnesota 56001

	Contact:	David Christensen	Elin Raymond
		CFO	President
For Immediate Release		HickoryTech	The Sage Group
		507-387-3355	612-321-9897

HickoryTech Reports First Quarter Results

Telecom Revenues Grew Almost 5 Percent; Non-Telecom Revenues Down

MANKATO, Minn., April 28, 2004—HickoryTech Corporation (Nasdaq: HTCO) today reported results for its first quarter ended March 31, 2004, with Telecom Sector revenues increased and income from continuing operations up 2.1 percent, compared to the first quarter of 2003.

•                  The Telecom Sector, which represents 86 percent of the company’s business in the first quarter, increased revenues by 4.6 percent, or $858,000, to $19.4 million

•                  Non-telecom revenues decreased $1.7 million, or 35 percent, affected by the continuing economic slump influencing spending by business customers

•                  Total costs and expenses were reduced over 3 percent

•                  Interest expense declined 24 percent

•                  Weighted average shares outstanding were reduced by approximately 1 million shares

•                  Income from continuing operations increased to $2.2 million, with increased per share earnings at 17 cents versus 15 cents a year ago

•                  Debt was reduced by $8.5 million in the first quarter of 2004

Profitable First Quarter, Expenses Down, Debt Reduced

For the first quarter of 2004, HickoryTech reported income from continuing operations of $2.2 million, a 2 percent increase over the first quarter of 2003. Diluted income per share increased to $0.17 versus $0.15 a year ago partially due to fewer shares outstanding in 2004. Total revenues were $22.7 million compared to $23.6 million last year, a decrease of 3.8 percent, due to the decline of non-telecom revenues.

“We showed steady financial results in the first quarter, with growing strength in our core Telecom business,” John Duffy, president and chief executive officer, said. “Business customer spending for new systems and products remains soft, particularly in our non-telecom sectors. However, we are starting to see more potential orders as our business customers feel more optimistic about their own businesses. We continue to implement growth initiatives in our Telecom Sector. These investment initiatives are a revenue driver in our Telecom Sector.”

— more —

Net income in the first quarter of 2004 was $2.1 million, or $0.16 per share, compared with $2.3 million or $0.17 per share from both continuing operations and discontinued wireless operations a year ago. The wireless operations contributed $0.02 per share in the first quarter of 2003. All per share amounts are fully diluted earnings per share.

The $111.1 million of total debt outstanding as of March 31, 2004 was $8.5 million less than at the end of 2003, due to continued pay down of debt through operating earnings and a relatively low level of capital spending. Weighted average shares outstanding for the first quarter of 2004 were 13.0 million, down from 14.0 million for the first quarter of 2003 due to shares retired from the sale of the wireless operation in December 2003.

Business Development Progress—MetroLAN Network Contract and Waseca Digital TV

On April 23, HickoryTech announced the signing of a multi-year contract with a Minneapolis-based Fortune 500 company for HickoryTech’s MetroLAN business-class data networking service, which combines voice, video and data traffic. “The new customer’s Minneapolis headquarters will be connected to its southern metro and southern Minnesota locations,” explained John Finke, president of HickoryTech’s Telecom Sector. “The advanced fiber, Ethernet-based network seamlessly links the customer’s multiple locations.” It also offers the organization complete flexibility and next-day service to accommodate its fluctuating bandwidth requirements.

On March 16, HickoryTech announced its plans to bring Digital TV service to The City of Waseca, Minn. This will be the second community targeted by HickoryTech for the voice, data and video services “triple-play” following St. Peter, Minn., where Digital TV service was initiated in 2001.

“These two business developments are examples of HickoryTech creating opportunities for growth through innovative technology and telecommunications expertise,” Duffy commented. “MetroLAN provides business customers with enormous flexibility in bandwidth connectivity at a competitive price. Triple-play service gives residential customers an outstanding Digital TV package, plus DSL and local phone service at a great price, all on one bill. Both MetroLAN and triple-play residential service are offerings that have growth potential with other customers and in other venues.”

Growing Strength in Telecom Sector

The Telecom Sector made significant progress in the first quarter, as compared to the first quarter of 2003:

•                  Telecom revenues grew 4.6 percent due to organic growth in service

•                  Network access revenues grew 5.5 percent to $9.4 million

•                  Long-distance users increased 13.9 percent

•                  DSL lines grew 75.6 percent

Telecom revenues grew by $858,000 in the first quarter over the first quarter of last year. Network access revenues in ILEC and Communications Services combined were $9,357,000, an increase of 5.5 percent from 2003. Long distance revenues increased to $1,228,000, an increase of 9.9 percent over last year’s first quarter. Overall broadband penetration continued to grow rapidly and helped total data revenues increase to $903,000 in the first quarter, up 32.4 percent from the first quarter of 2003. “Both our business and residential customers continue to need more bandwidth,” Duffy commented. “And we offer a spectrum of DSL packages that address this demand at attractive rates.” Average revenue per user (ARPU) in both ILEC and CLEC increased from the fourth quarter of 2003, continuing the trend that existed throughout 2003.

Positioned for Growth in 2004 and Beyond

“In the coming quarters, we anticipate continued progress in our Telecom Sector,” Duffy said. “We are a rural telecom provider with a regional thrust and a large proportion of business customers. We are continuing to make significant investments in infrastructure improvements to build on this base. At the same time, we are moving ahead with strategic initiatives to identify and to address new opportunities.”

Further information on the first quarter results, as well as additional guidance regarding management’s outlook, will be given during the company’s quarterly conference call and Webcast with investors at 8:00 a.m. Central Daylight Time on Thursday, April 29, 2004. Investors can access the Webcast through a link on HickoryTech’s homepage at www.HickoryTech.com or through www.CCBN.com.

About HickoryTech

HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minnesota, with over 400 employees and operations in Minnesota and Iowa. HickoryTech is in its 107th year of operation with a full array of telecommunications products and services for business and residential customers, including competitive local, long distance, Internet and broadband services. From this base, it has expanded into information solutions (IT support and telecom billing software) and enterprise solutions for businesses (communications installation and service; networking equipment and data management solutions). To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Statement of Operations

(unaudited)

	For Three Months Ended March 31
(Dollars in Thousands)	2004	2003

Revenues:
Telecom Sector	$19,426	$18,568
Information Solutions Sector	966	1,098
Enterprise Solutions Sector	2,295	3,911
Total Revenues	22,687	23,577

Costs and Expenses:
Cost of Products Sold, Enterprise Solutions	1,509	2,519
Cost of Services, excluding Depreciation and Amortization	8,608	8,268
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	3,656	3,824
Depreciation	3,876	3,502
Amortization of Intangibles	236	326
Total Costs and Expenses	17,885	18,439

Operating Income	4,802	5,138

Equity in Net Loss of Investees	—	(3)
Interest and Other Income	15	9
Interest Expense	(1,189)	(1,565)

Income Before Income Taxes	3,628	3,579
Income Tax Provision	1,467	1,462

Income from Continuing Operations	2,161	2,117

Discontinued Operations
Income/(Loss) From Operations of Discontinued Component	(99)	390
Income Tax (Benefit)/Provision	(40)	160
Income/(Loss) from Discontinued Operations	(59)	230

Net Income	$2,102	$2,347

(Not in thousands)

Basic Earnings Per Share - Continuing Operations:	$0.17	$0.15
Basic Earnings/(Loss) Per Share - Discontinued Operations:	(0.01)	0.02
	$0.16	$0.17
Dividends Per Share	$0.11	$0.11

Weighted Average Common Shares Outstanding	12,969,590	13,993,696

Diluted Earnings Per Share - Continuing Operations:	$0.17	$0.15
Diluted Earnings/(Loss) Per Share - Discontinued Operations:	(0.01)	0.02
	$0.16	$0.17

Weighted Average Common and Equivalent Shares Outstanding	13,019,898	14,007,326

Consolidated Balance Sheet

(unaudited)

(In Thousands Except Share and Per Share Amounts)	3/31/2004	12/31/2003
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$143	$278
Receivables, Net of Allowance for Doubtful Accounts of $1,265 and $1,283	9,803	9,984
Income Taxes Receivable	—	2,838
Costs in Excess of Billings on Contracts	333	934
Inventories	4,400	4,453
Deferred Income Taxes	1,057	1,057
Other	2,033	2,497
TOTAL CURRENT ASSETS	17,769	22,041
INVESTMENTS	4,371	6,710
PROPERTY, PLANT AND EQUIPMENT	232,447	230,490
Less ACCUMULATED DEPRECIATION	120,211	116,487
PROPERTY, PLANT AND EQUIPMENT, NET	112,236	114,003
OTHER ASSETS:
Goodwill	25,086	25,086
Intangible Assets, Net	456	481
Financial Derivative Instruments	1,038	2,515
Deferred Costs and Other	4,532	4,876
TOTAL OTHER ASSETS	31,112	32,958
TOTAL ASSETS	$165,488	$175,712

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash Overdraft	$28	$1,001
Accounts Payable	2,868	3,771
Accrued Expenses	3,361	3,243
Accrued Interest	62	41
Accrued Income Taxes	334	—
Billings in Excess of Costs on Contracts	200	73
Advanced Billings and Deposits	3,076	3,040
Current Maturities of Long-Term Obligations	1,506	1,572
TOTAL CURRENT LIABILITIES	11,435	12,741
LONG-TERM OBLIGATIONS, Net of Current Maturities	109,643	118,040
DEFERRED INCOME TAXES	9,720	10,331
DEFERRED REVENUE AND EMPLOYEE BENEFITS	6,011	5,883
TOTAL LIABILITIES	136,809	146,995
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common Stock, no par value, $.10 stated value Shares authorized: 100,000,000 Shares outstanding: 12,975,253 in 2004 and 12,967,811 in 2003	1,298	1,297
Additional Paid-In Capital	7,842	7,690
Retained Earnings	18,921	18,246
Accumulated Other Comprehensive Income	618	1,484
TOTAL SHAREHOLDERS’ EQUITY	28,679	28,717
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$165,488	$175,712

Telecom Sector Recap - Continuing Operations

(unaudited)

	For Three Months Ended March 31
(Dollars in Thousands)	2004	2003
ILEC
Revenues
Local Service	$3,731	$3,809
Network Access	8,677	8,324
Data	522	450
Intersegment	69	69
Other	1,747	1,801
Total Revenues	$14,746	$14,453

Key Metrics
Access Lines	62,242	64,495
DSL Customers	5,514	3,083

Communications Services
Revenues
Local Service	$929	$839
Network Access	680	542
Long Distance	1,228	1,117
Internet	995	941
Data	381	232
Digital TV	106	81
Other	430	432
Total Revenues	$4,749	$4,184

Key Metrics
Access Lines
Overbuild	10,131	8,035
Unbundled Network Element (UNE)	1,694	1,361
Total Service Resale (TSR)	2,504	4,875
Total	14,329	14,271
Long Distance Customers	41,695	36,610
Internet Customers	16,453	14,988
DSL Customers	2,810	1,657

Total Continuing Telecom Sector
Revenues	$19,495	$18,637
Cost of Services, excluding Depreciation and Amortization	7,480	6,801
Selling, General and Administrative Expenses, excluding Depreciation and Amortization	2,529	2,347
Depreciation and Amortization	3,407	3,185
Operating Income	$6,079	$6,304

Income from Continuing Operations	$3,619	$3,708

Other - Continuing Operations
Capital Expenditures	$2,121	$1,051
Customers	134,719	130,364
DSL Customers	8,324	4,740

#  #  #